EXHIBIT 14.1
Consent of Independent Registered Public Accounting Firm
The Supervisory Board
Infineon Technologies AG:
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-11670; No. 333-12952; No. 333-13566; No. 333-13856, No. 333-104935 and No. 333-141462) of Infineon Technologies AG and subsidiaries of our report dated December 23, 2008 with respect to the consolidated balance sheets of Infineon Technologies AG and subsidiaries as of September 30, 2007 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2008, and the effectiveness of internal control over financial reporting as of September 30, 2008, which report appears in the September 30, 2008 annual report on Form 20-F of Infineon Technologies AG and subsidiaries.
Munich, Germany
December 29, 2008
KPMG AG
Wirtschaftsprüfungsgesellschaft
(previously
KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft)